Exhibit 99

Sara Lee Reports Solid Start to the Year

DOWNERS GROVE, Ill. (November 3, 2011) – Sara Lee Corp. (NYSE: SLE) today reported earnings for the first quarter and updated the progress of the spin-off of the company’s international coffee & tea business.

First Quarter Highlights (continuing operations):

•	Adjusted net sales[1] increased 6% and adjusted operating income increased 4%; reported net sales increased 13% while reported operating income declined 29%

-	Meat[2] adjusted net sales declined 0.6% and adjusted operating segment income declined 4%; reported net sales increased 2% and reported operating segment income declined 17%

-	Coffee & Tea adjusted net sales increased 14% and adjusted operating segment income increased 20%; reported net sales and operating segment income increased 27% and 26%, respectively

•	Total MAP spend up 27%, with both Meat and Coffee & Tea showing significant increases

•	Adjusted EPS increased $0.06 to $0.18; reported EPS decreased $0.15 to $(0.06)

•	Reaffirm full year adjusted EPS guidance of $0.89 - $0.95, despite headwinds from unfavorable foreign currency exchange rates and the reclassification of N.A. Foodservice Beverage as a discontinued operation

Key Financial Data, Continuing Operations

		First Quarter
($ millions, except per share)		2012	2011	% Change
Sales	Adjusted	1,900	1,798	5.7
	Reported	1,943	1,727	12.5
Operating	Adjusted	182	175	4.1
Income	Reported	111	157	(29.4)
EPS	Adjusted	0.18	0.12	50.0
	Reported Diluted	(0.06)	0.09	NM

Perspectives from Executive Chairman & Chief Executive Officer

“We are moving forward aggressively, preparing our Meat and Coffee & Tea businesses for strong futures as independent pure-play companies,” said Sara Lee Executive Chairman, Jan Bennink. “Within the past month we have closed the sale of North American refrigerated dough to Ralcorp and announced the sales of Spanish bakery to Grupo Bimbo and the majority of the North American foodservice beverage operations to J.M. Smucker. We have also gained DOJ approval on the North American Fresh Bakery sale to Grupo Bimbo. These actions demonstrate our progress toward the creation of two focused entities that are poised for long-term growth. Meanwhile, we are increasing our investment in the future, with strong support behind core brands and new product development. The solid performance of our base business and our exciting pipeline of innovation give me great confidence that both companies are positioned for successful futures.”

Chief Executive Officer Marcel Smits added, “We’re pleased with the solid top and bottom line performances of our businesses while facing the challenge of managing volume and margins in an environment of commodity inflation and weak macroeconomic conditions. The Coffee & Tea business showed strong progress, with double-digit top and bottom line growth and margin expansion despite a healthy increase in marketing investment. In North America, we’ve invested heavily behind new product launches, implemented organizational changes and achieved further cost reductions. For Sara Lee as a whole, we are on track to achieve our goal of $180 to $200 million in cost savings. All of these initiatives taken together give us confidence for the remainder of the year and allow us to maintain our EPS guidance despite a currency headwind and the exclusion of our N.A. Foodservice Beverage business from continuing operations.”

1 The term “adjusted net sales” and other “adjusted” financial measures are explained and reconciled to comparable GAAP measures at the end of this release.

2 Meat is the summation of the N.A. Retail and N.A. Foodservice & Specialty Meats segments

Sara Lee Reports Solid Start to Year – Page 2

Fiscal 2012 Guidance

The company reaffirms the following guidance:

•	Adjusted EPS of $0.89 - $0.95, despite headwinds from unfavorable foreign currency exchange rates and the reclassification of N.A. Foodservice Beverage as a discontinued operation
•	Adjusted operating income (including acquisitions) of $875 - $930 million
•	Tax rate of 33.4%

The company updates the following guidance:

•	Net sales of $7.9 - $8.15 billion, now reflecting unfavorable foreign currency exchange rates and the reclassification of N.A. Foodservice Beverage as a discontinued operation
•	Year-end cash of $300 million (unchanged) and year-end debt of $2.1 billion
•	Net interest expense of $80 million
•	Dollar/Euro exchange rate at $1.39

Meat

The Meat business implemented cost reductions and reorganizations largely driven by the company’s numerous portfolio changes. The newly acquired Aidells business was integrated with Sara Lee’s Gallo business and is now reported under Foodservice and Specialty Meats.

($ millions)		Q1 FY12			Q1 FY11	% Change
		Retail	Foodserv. / Spec. Meats	Total	Total
Sales	Adjusted	684	280	964	969	(0.6)
	Reported	684	307	991	969	2.3
MAP		42	5	47	39	22.5
Operating segment	Adjusted	56	27	83	86	(4.0)
income	Reported	42	27	69	83	(17.4)

North American Retail

The Retail segment reported a 2% decline in adjusted and reported net sales to $684 million, as the positive effect of higher prices was more than offset by volume declines. In the prior year, the first quarter showed strong volume growth partially driven by heavy promotional expenditure. During the first quarter of this year, the company launched several new products under the Hillshire Farm brand, including Grilled Essentials, Gourmet Creations and Deli Carvers. These innovations resulted in start-up and marketing expenses in the first quarter of this year, but will have a positive impact on performance from the second quarter through the remainder of the year.

Adjusted operating segment income declined 9% to $56 million as volume declines and higher marketing investment offset SG&A savings and efficiencies from the implementation of SAP across all meat plants. MAP spending was 13% higher behind the launch of new products and support of the core brands. Pricing actions along with cost savings more than offset continued increases in commodity costs. Reported operating segment income declined $18 million.

Looking forward, the segment will increasingly benefit from a number of factors, including the positive impact of innovation and selective pricing actions to improve volume softness. Meanwhile, the lapping of price increases and the increasing benefits of cost initiatives taken in recent quarters will contribute to the bottom line.

Sara Lee Reports Solid Start to Year – Page 3

North American Foodservice & Specialty Meats

The newly-named North American Foodservice & Specialty Meats segment is comprised of the North American foodservice meats and bakery businesses (the beverage business is now reported as a discontinued operation) and the company’s specialty meats business, currently consisting of Aidells and Gallo. The results for Aidells and Gallo previously had been included in North American Retail.

The North American Foodservice & Specialty Meats segment reported another quarter of solid top-line growth. Adjusted net sales increased 2% to $280 million, driven largely by pricing actions taken across the portfolio, while volumes increased 2%, including the contribution from the Aidells acquisition. Excluding Aidells, volumes declined 2% versus a strong prior year quarter driven by soft restaurant traffic and declines in foodservice bakery. Reported net sales grew by 12%, largely driven by strong performance from Aidells, which outperformed expectations with double-digit volume and sales growth.

Adjusted operating segment income increased 7% to $27 million driven by manufacturing and SG&A savings. The adjusted operating margin expanded 40 basis points over the prior year to 9.6%. Reported operating segment income grew 16% while the reported operating margin also increased 40 basis points to 8.9%.

Coffee & Tea

($ millions)		Q1 FY12	Q1 FY11	% Change
Sales	Adjusted	906	793	14.3
	Reported	922	728	26.6
MAP		41	31	31.8
Operating	Adjusted	121	101	19.5
segment income	Reported	114	90	26.3

The Coffee & Tea segment made a broad-based rebound versus the fourth quarter of fiscal 2011, evidencing a strong start to the year. Adjusted net sales increased 14%, to $906 million versus the prior year, supported by an increase in MAP spending of 32%. The increase in adjusted net sales was driven by pricing and mix growth of 14% and 4%, respectively. The company’s strategic choice to phase out private label production in France contributed to a volume decline of 3%.

The success of the L’OR EspressO capsules, continued good performance of Senseo in Spain and France, and the termination of private label production in France each contributed to positive mix growth. Price increases were enacted in multiple markets to offset commodity price increases in fiscal 2011. Barring any unforeseen spikes in green coffee prices from current levels, price increases and cost savings are expected to offset higher commodity prices from the second quarter of fiscal 2012 onwards. Reported net sales increased 27% to $922 million.

Although the Western Europe businesses continue to operate in a challenging environment, these operations showed a marked improvement compared to the fourth quarter of fiscal 2011. Spain, the Netherlands and Denmark improved volume trends compared to the preceding quarter. In the Netherlands, the company increased its value share in each of the last 4 months. L’OR EspressO continues to perform well in France, the Netherlands, Belgium and most notably in Spain where it commands 10.6% value share of the total retail coffee market only 20 weeks post-launch.

Businesses in the rest of the world delivered strong volume and sales performance, led by Brazil, Australia and Poland. Australia continued to gain market share in the retail instant coffee market, aided by increased MAP spending and the introduction of Moccona Café Classics Frappé, a unique offer in the cold instant coffee mix segment.

Despite the increase in MAP spend to $41 million, adjusted operating segment income increased 19% to $121 million. The adjusted operating margin of 13.3% was supported by positive mix and pricing to offset peak levels of green coffee commodity costs experienced during this quarter. Reported operating segment income increased 26% to $114 million and the reported operating margin was 12.3%.

Sara Lee Reports Solid Start to Year – Page 4

Additional Information

Australian Bakery

The former International Bakery segment is now made up of only Australian Bakery as the operations in Spain and France have been moved to discontinued operations.

Corporate Expenses

($ millions, excluding significant items)	Q1 FY12	Q1 FY11
General corporate expenses	(10)	(23)
Commodity MTM gains/(losses)	(11)	12
Amortization of trademarks and intangibles	(3)	(3)
Total corporate expenses	(24)	(14)

The company continues to make good progress in reducing corporate expenses while ensuring all the necessary actions are executed prior to the spin-off. Excluding significant items, general corporate expenses were $10 million for the quarter, a decline of $13 million from the prior year. The reduction was primarily due to lower corporate headcount costs and pension expenses.

Commodity Costs (including Currency Mark-to-Market)

For the first quarter, the company’s total commodity costs increased by $153 million (net of an $11 million currency mark-to-market gain in the first quarter versus a $27 million loss in the prior year – the $38 million year-over-year benefit is included in Coffee & Tea results), offset by $160 million in higher prices.

Cash from Operations

Net cash from operating activities was an outflow of $220 million in the first quarter, compared to an inflow of $28 million in the prior year quarter. The decrease was primarily due to a one-time €60 million payment to the Netherlands pension plan, increased working capital due to higher commodity costs, and a significant decline in the cash generated by discontinued operations.

Restructuring Activities

The company confirms the following projections from its fourth quarter fiscal 2011 release dated August 11:

•

Cost reduction opportunities of $180 - $200 million, compared to the fiscal 2011 base and achievable within fiscal 2012 and 2013. These savings are a result of downsizing corporate resources, reducing overhead in the Meat and Coffee & Tea businesses and completing Project Accelerate initiatives.

•	$50-$60 million in stranded overhead costs from business divestitures

The company expects fiscal 2012 significant items, excluding impairment charges and gains or losses on the sale of businesses, to be $450-$475 million. Included in this amount are estimated charges as a result of further anticipated actions following the sale and restructuring within North American Beverage.

Timing of Payment of the $3.00 Special Dividend

The company expects to declare and pay the $3.00 special dividend in the first half of calendar 2012 before completion of the spin-off.

Diluted Earnings Per Share

	First Quarter
	Continuing Operations		Total Company
	2012	2011	2012	2011
Diluted EPS as reported	$(0.06)	$0.09	$(0.37)	$0.29
Less:
Gain on sale of discontinued operations	-	-	0.16	0.14
Tax related items	(0.15)	0.01	(0.07)	-
Other significant items	(0.09)	(0.04)	(0.67)	(0.05)
Adjusted EPS*	$0.18	$0.12	$0.21	$0.21

* Amounts are rounded and may not add to the total.

Impairment Charge

A $371 million impairment charge has been recognized in discontinued operations in the quarter relating to the Spanish and French bakery businesses.

Sara Lee Reports Solid Start to Year – Page 5

Webcast and Form 10-K

Sara Lee Corporation’s review of its results for the first quarter will be broadcast live via the Internet today at 10:00 a.m. CDT. The live webcast can be accessed in the Investor Relations section on www.saralee.com and is anticipated to conclude by 11:00 a.m. CDT. For people who are unable to listen to the webcast live, a recording will be available on the website at 7:00 p.m. on the day of the webcast until May 3, 2012. Sara Lee has also provided slides containing additional information that will be reviewed during its first quarter webcast. The slides can be accessed in the Investor Relations section on www.saralee.com under Investor News and Events.

Amounts included in the release are preliminary, pending Sara Lee Corporation’s filing of its Form 10-Q with the Securities and Exchange Commission on or before November 10, 2011. The Form 10-Q will be available in the Investor Relations section (Financial/SEC Information page) on www.saralee.com.

About Sara Lee Corporation

Sara Lee Corp (NYSE: SLE) and its leading portfolio of food and beverage brands, including Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Pickwick Teas, Sara Lee and Senseo, generate nearly $9 billion in annual net sales from continuing operations and employ approximately 20,000 people worldwide. In January 2011 Sara Lee Corp. announced that it will divide the company into two pure-play publicly-traded companies, one focused on the international coffee & tea market and the other on North American meats. For more information on the company, please visit www.saralee.com.

Contact:	Media: Jon Harris, +1.630.598.8661
Analysts: Melissa Napier, +1.630.598.8739

Forward-Looking Statements

This release contains forward-looking statements regarding Sara Lee’s business prospects and future financial results and metrics, including statements contained under the heading “Fiscal 2012 Guidance.” In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “anticipates,” “we are confident,” “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events and are inherently uncertain.

Investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements, and the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are those described under Item 1A, Risk Factors, in Sara Lee’s most recent Annual Report on Form 10-K and other SEC Filings, as well as factors relating to:

•

Sara Lee’s proposed spin-off plans and the special dividend announced on Jan. 28, 2011, such as (i) unanticipated developments that delay or negatively impact the proposed spin-off and capital plans; (ii) Sara Lee’s ability to obtain an IRS tax ruling and any other customary approvals; (iii) Sara Lee’s ability to generate the anticipated efficiencies and savings from the spin-off including a lower effective tax rate for the spin-off company; (iv) the impact of the spin-off on Sara Lee’s relationships with its employees, major customers and vendors and on Sara Lee’s credit ratings and cost of funds; (v) changes in market conditions; (vi) future opportunities that the Board may determine present greater potential value to shareholders than the spin-off and special dividend; (vii) the inability to complete the sale of Sara Lee’s North American Fresh Bakery business, a condition to the payment of the special dividend; (viii) disruption to Sara Lee’s business operations as a result of the spin-off; (ix) future operating or capital needs that require a more significant outlay of cash than currently anticipated; and (x) the ability of the businesses to operate independently following the completion of the spin-off;

•

Sara Lee’s relationship with its customers, such as (i) a significant change in Sara Lee’s business with any of its major customers, such as Walmart, its largest customer; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

Sara Lee Reports Solid Start to Year – Page 6

•

The consumer marketplace, such as (i) intense competition, including advertising, promotional and price competition; (ii) changes in consumer behavior due to economic conditions, such as a shift in consumer demand toward private label; (iii) fluctuations in raw material costs, Sara Lee’s ability to increase or maintain product prices in response to cost fluctuations and the impact on Sara Lee’s profitability; (iv) the impact of various food safety issues and regulations on sales and profitability of Sara Lee products; and (v) inherent risks in the marketplace associated with product innovations, including uncertainties about trade and consumer acceptance;

•

Sara Lee’s international operations, such as (i) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the euro; (ii) Sara Lee’s generation of a high percentage of its revenues from businesses outside the United States and costs to remit these foreign earnings into the U.S. to fund Sara Lee’s domestic operations, dividends, debt service and corporate costs; (iii) difficulties and costs associated with complying with U.S. laws and regulations, such as Foreign Corrupt Practices Act, applicable to global corporations, and different regulatory structures and unexpected changes in regulatory environments overseas; and (iv) Sara Lee’s ability to continue to source production and conduct operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers;

•

Previous business decisions, such as (i) Sara Lee’s ability to generate margin improvement through cost reduction and efficiency initiatives; (ii) Sara Lee’s credit ratings, the impact of Sara Lee’s capital plans on such credit ratings and the impact these ratings and changes in these ratings may have on Sara Lee’s cost to borrow funds and access to capital/debt markets; (iii) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; and (iv) changes in the expense for and contingent liabilities relating to multi-employer pension plans in which Sara Lee participates.

In addition, Sara Lee’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where the corporation competes. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Sara Lee Reports Solid Start to the Year – Page 7

Financial Summary

For the Quarters ended Oct. 1, 2011 and Oct. 2, 2010 (in millions, except per share data - unaudited)

	$00,000,00	$00,000,00	$00,000,00	$00,000,00	$00,000,00	$00,000,00	$00,000,00
	Quarter ended As Reported				Quarter ended As Adjusted

	Oct. 1, 2011	Oct. 2, 2010	% Change		Oct. 1, 2011	Oct. 2, 2010	% Change
Continuing Operations:

Net sales:

N.A. Retail	$684	$695	(1.6)%		$684	$695	(1.6)%
N.A. FS & Specialty Meats	307	274	12.0		280	274	2.0
Coffee & Tea	922	728	26.6		906	793	14.3
Australian Bakery	38	36	5.4		38	42	(9.1)
Intersegment	(8)	(6)			(8)	(6)

Total net sales	$1,943	$1,727	12.5%		$1,900	$1,798	5.7%

Operating income/(loss)

N.A. Retail	$42	$60	(30.4)%		$56	$61	(8.5)%
N.A. FS & Specialty Meats	27	23	16.2		27	25	6.8
Coffee & Tea	114	90	26.3		121	101	19.5
Australian Bakery	2	2	8.0		2	2	(10.1)

Operating segment income	185	175	5.3%		206	189	8.4%

General corporate expenses	(60)	(27)			(10)	(23)
Mark-to market derivatives gains/(losses)	(11)	12			(11)	12
Amortization of trademarks & intangibles	(3)	(3)			(3)	(3)

Total operating income	$111	$157	(29.4)%		$182	$175	4.1%

Income/(loss) from continuing operations	$(34)	$61	NM		$108	$81	34.5%

Net Income/(loss)	$(215)	$194	NM		$129	$137	(5.9)%

Net Income/(loss) attributable to Sara Lee:
Continuing operations	$(34)	$61	NM		$108	$81	34.5%
Discontinued operations	$(183)	$131	NM		$19	$54	(66.7)%

Diluted earnings per share:

Income/(loss) from continuing operations	$(0.06)	$0.09	NM		$0.18	$0.12	50.0%

Net Income/(loss)	$(0.37)	$0.29	NM		$0.21	$0.21	0.0%

Operating Margin:

N.A. Retail	6.1%	8.7%	(2.6)%		8.1%	8.7%	(0.6)%
N.A. FS & Specialty Meats	8.9	8.5	0.4		9.6	9.2	0.4
Coffee & Tea	12.3	12.3	0.0		13.3	12.7	0.6
Australian Bakery	6.4	6.2	0.2		6.2	6.2	0.0

Total Sara Lee	5.7%	9.1%	(3.4)%		9.6%	9.7%	(0.1)%

NM = Not meaningful

Sara Lee Reports Solid Start to the Year – Page 8

Consolidated Statements of Income

For the Quarters ended Oct. 1, 2011 and Oct. 2, 2010 (in millions, except per share data - unaudited)

	Octtober0100	Octtober0100
	Quarter ended
	October 1, 2011	October 2, 2010
Continuing operations
Net sales	$1,943	$1,727

Cost of sales	1,327	1,157
Selling, general and administrative expenses	455	409
Net charges for exit activities, asset and business dispositions	32	4
Impairment charges	18	-

Operating income	111	157
Interest expense	30	34
Interest income	(9)	(5)
Debt extinguishment costs	-	30

Income from continuing operations before income taxes	90	98
Income tax expense	124	37

Income/(loss) from continuing operations	(34)	61

Discontinued operations:
Income (loss) from discontinued operations, net of tax expense (benefit) of $(62) and $25	(273)	44
Gain on sale of discontinued operations, net of tax expense of $170 and $166	92	89

Net income/(loss) from discontinued operations	(181)	133

Net income/(loss)	(215)	194

Less: Income from noncontrolling interests, net of tax
Discontinued operations	2	2

Net income/(loss) attributable to Sara Lee	$(217)	$192

Amounts attributable to Sara Lee:
Net income/(loss) from continuing operations	$(34)	$61
Net income/(loss) from discontinued operations	(183)	131

Earnings per share of common stock:
Basic
Income/(loss) from continuing operations	$(0.06)	$0.09
Net income/(loss)	$(0.37)	$0.29
Average shares outstanding	591	653
Diluted
Income/(loss) from continuing operations	$(0.06)	$0.09
Net income/(loss)	$(0.37)	$0.29
Average shares outstanding	591	655

Cash dividends declared per share of common stock	$-	$-

Sara Lee Reports Solid Start to the Year - Page 9

Net Sales Bridge

For the Quarter ended Oct. 1, 2011 (unaudited)

The following table illustrates the components of the change in net sales versus the prior year for each of the four reported business segments

First Quarter ended October 1, 2011

	Unit Volume	Mix	+	Price	+	Other	=	Adjusted Net Sales* Change	+	Acq./ Disp.	+	Foreign Exchange	=	Total Net Sales Change
N.A. Retail	(7.3)%	0.0%		6.3%		(0.6)%		(1.6)%		0.0%		0.0%		(1.6)%

N.A. FS and Specialty Meats	(2.5)	(0.5)		5.4		(0.4)		2.0		9.9		0.1		12.0

Coffee & Tea	(3.1)	3.8		13.7		(0.1)		14.3		1.9		10.4		26.6

Australian Bakery	(12.6)	(1.6)		5.0		0.1		(9.1)		0.0		14.5		5.4

Total Continuing Business	(4.7)%	1.4%		9.3%		(0.3)%		5.7%		2.4%		4.4%		12.5%

*Adjusted net sales is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/dispositions. See detailed explanation of this and other non-GAAP measures in this release.

Sara Lee Reports Solid Start to the Year - Page 10

Condensed Consolidated Balance Sheet Data

At Oct. 1, 2011 and July 2, 2011 (in millions-unaudited)

	$000,000,00,00,0	$000,000,00,00,0
	October 1,	July 2,
	2011	2011

Assets
Cash and equivalents	$1,685	$2,066
Trade accounts receivable, less allowances	766	778
Inventories	1,025	884
Current deferred income taxes	43	42
Other current assets	297	259
Receivable for proceeds on disposition	552	-
Assets held for sale	511	555

Total current assets	4,879	4,584
Property, net of accumulated depreciation of $2,028 and $2,057, respectively	1,321	1,380
Trademarks and other identifiable intangibles	258	282
Goodwill	597	624
Deferred income taxes	185	260
Other noncurrent assets	583	497
Noncurrent assets held for sale	1,229	1,906

	$9,052	$9,533

Liabilities and Equity
Notes payable	$439	$238
Accounts payable	740	826
Income taxes payable and current deferred taxes	439	468
Other accrued liabilities	1,299	1,566
Current maturities of long-term debt	443	473
Liabilities held for sale	533	551

Total current liabilities	3,893	4,122

Long-term debt	1,935	1,935
Pension obligation	206	216
Deferred income taxes	362	179
Other liabilities	726	807
Noncurrent liabilities held for sale	294	300
Equity
Sara Lee common stockholders’ equity	1,607	1,945
Noncontrolling interest	29	29

Total Equity	1,636	1,974

	$9,052	$9,533

Sara Lee Reports Solid Start to the Year - Page 11

Consolidated Statements of Cash Flows

For the Three Months Ended Oct. 1, 2011 and Oct. 2, 2010 (in millions-unaudited)

	Three Months ended	Three Months ended
	Three Months ended
	Oct. 1, 2011	Oct. 2, 2010
Operating activities -
Net income/(loss)	$(215)	$194
Adjustments to reconcile net income/(loss) to net cash from operating activities:
Depreciation	61	82
Amortization	12	21
Impairment charges	389	-
Net (gain) loss on business dispositions	(262)	(255)
Pension contributions, net of expense	(117)	(17)
Increase in deferred income taxes for unremitted earnings	8	77
Increase in deferred income taxes for tax basis differences	(118)
Debt extinguishment costs	-	30
Other	(6)	21
Changes in current assets and liabilities, net of businesses acquired and sold:
Trade accounts receivable	(32)	35
Inventories	(221)	(140)
Other current assets	(59)	(64)
Accounts payable	27	9
Accrued liabilities	26	(47)
Accrued taxes	287	82

Net cash from (used in) operating activities	(220)	28

Investing activities -
Purchases of property and equipment	(55)	(66)
Purchases of software and other intangibles	(1)	(7)
Dispositions of businesses and investments	(16)	355
Cash received from derivative transactions	18	26
Sales of assets	1	7

Net cash received from (used in) investing activities	(53)	315

Financing activities -
Issuances of common stock	29	1
Purchases of common stock	-	(373)
Borrowings of other debt	30	890
Repayments of other debt and derivatives	(162)	(708)
Net change in financing with less than 90-day maturities	187	(22)
Purchase of noncontrolling interest	(10)	-
Payments of dividends	(68)	(73)

Net cash from ( used in) financing activities	6	(285)

Effect of changes in foreign exchange rates on cash	(114)	112

Increase (decrease) in cash and equivalents	(381)	170
Add: Cash balances of discontinued operations at beginning of year	-	-
Less: Cash balances of discontinued operations at end of period	-	-
Cash and equivalents at beginning of year	2,066	955

Cash and equivalents at end of quarter	$1,685	$1,125

Supplemental cash flow data:

Cash paid for restructuring actions	$66	$25
Cash contributions to pension plans	115	30
Cash paid for income taxes	56	68

Sara Lee Reports Solid Start to the Year - Page 12

Operating Results by Business Segment

For the Quarters ended Oct. 1, 2011 and Oct. 2, 2010 (in millions - unaudited)

	0000000000	0000000000	0000000000	0000000000
	As Reported	Changes in Foreign Currency Exchange Rates	Acquisitions/ Dispositions	As Adjusted
First Quarter 2012
Net sales:
N.A. Retail	$684	$-	$-	684
N.A. FS & Specialty Meats	307	-	27	280
Coffee & Tea	922	-	16	906
Australian Bakery	38	-	-	38
Intersegment	(8)	-	-	(8)

Total net sales	$1,943	$-	$43	1,900

First Quarter 2011
Net sales:
N.A. Retail	$695	$-	$-	695
N.A. FS & Specialty Meats	274	-	-	274
Coffee & Tea	728	(66)	1	793
Australian Bakery	36	(6)	-	42
Intersegment	(6)	-	-	(6)

Total net sales	$1,727	$(72)	$1	1,798

	0000000000	0000000000	0000000000	0000000000	0000000000	0000000000	0000000000
	As Reported	Changes in Foreign Currency Exchange Rates	Acquisitions/ Dispositions	Restructuring Actions	Impairment Charges	HBI Settlement/ Tax Indemnification	As Adjusted
First Quarter 2012
Operating income:
N.A. Retail	$42	$-	$-	$(14)	$-	$-	$56
N.A. FS & Specialty Meats	27	-	1	(1)	-	-	27
Coffee & Tea	114	-	2	(9)	-	-	121
Australian Bakery	2	-	-	-	-	-	2

Total operating segment income	185	-	3	(24)	-	-	206

General corporate expenses	(60)	-	-	(50)	(18)	18	(10)
Mark-to-market derivative gains/(losses)	(11)	-	-	-	-	-	(11)
Amortization of trademarks/intangibles	(3)	-	-	-	-	-	(3)

Operating income	$111	$-	$3	$(74)	$(18)	$18	$182

First Quarter 2011
Operating income:
N.A. Retail	$60	$-	$-	$(1)	$-	$-	$61
N.A. FS & Specialty Meats	23	-	-	(2)	-	-	25
Coffee & Tea	90	(9)	-	(2)	-	-	101
Australian Bakery	2	-	-	-	-	-	2

Total operating segment income	175	(9)	-	(5)	-	-	189

General corporate expenses	(27)	(1)	-	(3)	-	-	(23)
Mark-to-market derivative gains/(losses)	12	-	-	-	-	-	12
Amortization of trademarks/intangibles	(3)	-	-	-	-	-	(3)

Operating income	$157	$(10)	$-	$(8)	$-	$-	$175

Sara Lee Reports Solid Start to the Year - Page 13

Significant Items

Quarters ended Oct. 1, 2011 and Oct. 2, 2010 (in millions, except per share data - unaudited)

	00000000	00000000	00000000	00000000	00000000	00000000
	Quarter ended Oct. 1, 2011			Quarter ended Oct. 2, 2010
(In millions except per share data)	Pretax Impact	Net Income/(loss)	Diluted EPS Impact (1)	Pretax Impact	Net Income/(loss)	Diluted EPS Impact (1)

Continuing Operations:
Restructuring actions:
Severance/ retention costs	$(28)	$(19)	$(0.03)	$(4)	$(2)	$-
Lease and contractual obligation exit costs	(6)	(4)	(0.01)	-	-	-
Consulting/advisory costs	(34)	(27)	(0.05)	(2)	(2)	-
Accelerated depreciation	(6)	(4)	(0.01)	(2)	(1)	-

Total restructuring actions	(74)	(54)	(0.09)	(8)	(5)	(0.01)

Gain on HBI tax settlement	15	10	0.02	-	-	-
Impairment charges	(18)	(11)	(0.02)	-	-	-
Tax indemnification accrual adjustment	3	2	-	-	-	-
Debt extinguishment costs	-	-	-	(30)	(19)	(0.03)

Impact of significant items on income/(loss) from continuing operations before income taxes	(74)	(53)	(0.09)	(38)	(24)	(0.04)

Tax on unremitted earnings	-	(84)	(0.14)	-	-	-
Tax audit settlement/reserve adjustments	-	70	0.12	-	4	0.01
Tax valuation allowance adjustment	-	(75)	(0.13)	-	-	-

Impact of significant items on income/(loss) from continuing operations	(74)	(142)	(0.24)	(38)	(20)	(0.03)

Discontinued operations:
Restructuring actions:
Severance/ retention costs	(1)	(1)	-	(10)	(7)	(0.01)
Consulting/advisory costs	(7)	(5)	(0.01)	(3)	(2)	-
Impairment charges	(371)	(336)	(0.57)	-	-	-
Gain on the sale of discontinued operations	262	92	0.16	255	89	0.14
Tax basis differences	-	118	0.20	-	2	-
Tax on unremitted earnings	-	(70)	(0.12)	-	(5)	(0.01)

Impact of significant items on income/(loss) from discontinued operations	(117)	(202)	(0.34)	242	77	0.12

Impact of significant items on net income/(loss)	$(191)	$(344)	$(0.58)	$204	$57	$0.08

Impact of significant items on income from continuing operations before income taxes

Cost of sales	$(6)			$(2)
Selling, general and administrative expenses	(18)			(2)
Exit and business dispositions	(32)			(4)
Impairment charges	(18)			-
Debt extinguishment costs	-			(30)

Total	$(74)			$(38)

    Notes:

(1)	EPS amounts are rounded to the nearest $0.01 and may not add to the total.

Sara Lee Reports Solid Start to the Year – Page 14

EPS Reconciliation - Reported to Adjusted

Quarters ended Oct. 1, 2011 and Oct. 2, 2010 (in millions, except per share data - unaudited)

	000000000	000000000	000000000	000000000	000000000	000000000
	Quarter ended October 1, 2011			Quarter ended October 2, 2010
	As Reported	Impact of Significant Items	Adjusted (1)	As Reported	Impact of Significant Items	Adjusted (1)
Continuing operations:

Income/(loss) from continuing operations before income taxes	$90	$(74)	$164	$98	$(38)	$136

Income tax expense (benefit)	124	68	56	37	(18)	55

Income/(loss) from continuing operations	(34)	(142)	108	61	(20)	81

Discontinued operations:

Income/(loss) from discontinued operations, net of tax	(273)	(294)	21	44	(12)	56
Gain on sale of discontinued operations, net of tax	92	92	-	89	89	-

Net income/(loss) from discontinued operations	(181)	(202)	21	133	77	56

Net income/(loss)	(215)	(344)	129	194	57	137

Less: Income from noncontrolling interests, net of tax
Discontinued operations	2	-	2	2	-	2

Net income/(loss) attributable to Sara Lee	$(217)	$(344)	$127	$192	$57	$135

Amounts attributable to Sara Lee:
Net income/(loss) from continuing operations	$(34)	$(142)	$108	$61	$(20)	$81
Net income/(loss) from discontinued operations	(183)	(202)	19	131	77	54

Earnings per share of common stock:
Diluted
Income/(loss) from continuing operations	$(0.06)	$(0.24)	$0.18	$0.09	$(0.03)	$0.12
Net income/(loss)	$(0.37)	$(0.58)	$0.21	$0.29	$0.08	$0.21

Effective tax rate - continuing operations	137.1%		33.8%	38.0%		40.6%

(1)	Represents a non-GAAP financial measure. See detailed explanation of these and other non-GAAP measures at end of this release.

Sara Lee Reports Solid Start to the Year – Page 15

Explanation of Non-GAAP Financial Measures

Management measures and reports Sara Lee’s financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release, Sara Lee highlights certain items that have significantly impacted the corporation’s financial results and uses several non-GAAP financial measures to help investors understand the financial impact of these significant items.

“Significant items” are income or charges (and related tax impact) that management believes have had or are likely to have a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, are not indicative of the company’s core operating results and affect the comparability of underlying results from period to period. Significant items may include, but are not limited to: charges for exit activities; consulting and advisory costs, transformation program and Project Accelerate costs; impairment charges; pension partial withdrawal liability charges; debt extinguishment costs; spin-off related costs; tax charge on deemed repatriated earnings; tax costs and benefits resulting from the disposition of a business; impact of tax law changes; gains on the sale of discontinued operations; changes in tax valuation allowances and favorable or unfavorable resolution of open tax matters based on the finalization of tax authority examinations or the expiration of statutes of limitations. Management highlights significant items to provide greater transparency into the underlying sales or profit trends of Sara Lee or the applicable business segment or discontinued operations and to enable more meaningful comparability between financial results from period to period. Additionally, Sara Lee believes that investors desire to understand the impact of these factors to better project and assess the longer term trends and future financial performance of the corporation.

This release contains certain non-GAAP financial measures that exclude from a financial measure computed in accordance with GAAP the impact of the significant items and the impact of acquisitions and dispositions, and changes in foreign currency exchange rates. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Sara Lee’s business that, when viewed together with Sara Lee’s financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting Sara Lee’s historical financial performance and projected future operating results, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

In addition, investors frequently have requested information from management regarding the impact of significant items. Management believes, based on feedback it has received during earnings calls and discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Sara Lee’s historical and project future financial performance. Management also uses certain of these non-GAAP financial measures, in conjunction with the GAAP financial measures, to understand, manage and evaluate our businesses, in planning for and forecasting financial results for future periods, and as one factor in determining achievement of incentive compensation. Two of the three performance measures under Sara Lee’s annual incentive plan are net sales and operating income, which are the reported amounts as adjusted for significant items and possibly other items. Operating income, as adjusted for significant items, also may be used as a component of Sara Lee’s long-term incentive plans. Many of the significant items will recur in future periods; however, the amount and frequency of each significant item varies from period to period.

Management also has received inquiries from investors seeking to better understand and project the corporation’s tax rate, which can be complex given the multiple foreign jurisdictions in which Sara Lee operates and the numerous tax rules with which it must comply. The information contained in the tables “Reconciliation of as Reported to Adjusted” for each fiscal period includes certain non-GAAP financial measures, and is intended to help investors better understand Sara Lee’s effective tax rate.

The following is an explanation of the non-GAAP financial measures presented in this release.

In the “EPS Reconciliation of as Reported to Adjusted” tables each item in the “Adjusted” column of that table equals the indicated financial measure computed in accordance with GAAP less the impact of significant items recognized in the fiscal period presented.

“Adjusted EPS” excludes from diluted EPS, as reported, for total Sara Lee, for continuing operations or for discontinued operations, as indicated, the per share impact of significant items recognized in the fiscal period presented.

Sara Lee Reports Solid Start to the Year – Page 16

“Adjusted net sales” for continuing operations or discontinued operations, as indicated, excludes from applicable net sales the impact of businesses acquired or divested after the start of the fiscal period and also presents fiscal 2011 results at fiscal 2012 currency exchange rates.

“Adjusted operating income” for continuing operations or discontinued operations, as indicated, excludes from applicable operating income the impact of significant items and businesses acquired or divested after the start of the fiscal period, and also presents fiscal 2011 results at fiscal 2012 currency exchange rates.

“Adjusted operating margin” for continuing operations, a specified business segment or discontinued operations, as indicated, is a non-GAAP financial measure that equals adjusted operating income for the applicable portion of the business divided by adjusted net sales of the corporation (in the case of computing adjusted operating margin for continuing operations) or adjusted operating segment income for a business segment or discontinued operations divided by adjusted net sales for that business segment or discontinued operation (in the case of computing adjusted operating margin for a specific business segment or discontinued operations).

“Adjusted operating segment income” for continuing operations, a specified business segment or discontinued operations, as indicated, excludes from the applicable operating segment income measure the impact of significant items recognized by that portion of the business during the fiscal period presented and the results of businesses acquired or divested after the start of the fiscal period presented, and also presents fiscal 2011 results at fiscal 2012 currency exchange rates.

“Adjusted operating income (including acquisitions)” for continuing operations excludes from operating income from continuing operations the impact of significant items recognized during the fiscal period presented and also presents fiscal 2011 results at fiscal 2012 currency exchange rates; this measure does not exclude the results of businesses acquired or divested after the start of the fiscal period presented.